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                                                                      Exhibit 99

                           HERITAGE MEDIA CORPORATION


For Immediate Release                             Contact: Dougles N. Woodrum
August 15, 1994                                            (214) 702-7380
                                  NEWS RELEASE

          Dallas, Texas -- The Board of Directors of Heritage Media Corporation (AMEX: HTG) has declared a distribution of one Preferred Share Purchase Right for each outstanding share of the Company's Class A and Class C Common Stock. The rights will be distributed on August 29, 1994 to shareholders of record as of that date pursuant to the Rights Agreement dated as of August 15, 1994 between the Company and The Bank of New York, as Rights Agent.

          David N. Walthall, President and Chief Executive Officer, of the Company stated, "In light of the recent significant improvement in the Company's operating performance, the Board of Directors determined that it was appropriate to provide protective measures against potential abusive takeover tactics. The rights are intended to assure that all shareholders receive fair and equal treatment."

          Each right will entitle a shareholder to buy one one-hundredth of a share of a new series of preferred stock at an exercise price of $70. The rights will be exercisable only if a person or group (other than the Company and certain related entities) acquires 15% or more of the Company's Common Stock or announces a tender offer, the consummation of which would result in ownership by such person or group of 15% or more of the Common Stock.

          If a person or group (other than the Company and certain related entities) acquires 15% or more of the Company's outstanding Common Stock each right will entitle all other holders to purchase, at the right's then-current exercise price, a number of shares of the Company's Common Stock having a market value of twice the right's exercise price. Further, at any time after a person or group (other than the Company and certain related entities) acquires 15% or more of the Company's outstanding Common Stock, the Board of Directors may, at its option, exchange part or all of the rights (other than rights held by the acquiring person or group) for shares of the Company's Common Stock on a one-for-one basis.

          Prior to the tenth business day (subject to extension) after the acquisition by a person or group (other than the Company and certain related entities) of beneficial ownership of 15% or more of the Company's Common Stock, the rights are redeemable for one cent per right at the option of the Board of Directors.

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          In addition, if the Company is acquired in a merger or other business combination transaction, each right will entitle its holder to purchase, at the right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the right's exercise price.

          The rights will expire on August 29, 2004, unless earlier redeemed or exchanged by the Company.

          Heritage Media Corporation, based in Dallas, Texas, is the world's largest third-party provider, through its Actmedia subsidiary, of in-store marketing products and services, primarily to consumer packaged goods manufacturers with products in supermarkets and drug stores. Heritage also operates five network-affiliated television stations and fifteen radio stations in seven major markets.


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